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                                  NEWS RELEASE
                                October 10, 2002
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                             KANKAKEE BANCORP, INC.

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       310 South Schuyler Avenue
       P.O. Box 3                                        (815) 937-4440
       Kankakee, IL  60901-0003                 Fax      (815) 937-3674

For more information contact:
        Larry D. Huffman, President and CEO     For Immediate Release

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        KANKAKEE FEDERAL SAVINGS BANK TO SELL HOOPESTON, ILLINOIS, OFFICE

Kankakee, Illinois(October 10, 2002) Kankakee Bancorp, Inc. (AMEX: KNK), announced today the signing of a definitive agreement by its wholly-owned subsidiary, Kankakee Federal Savings Bank, to sell its banking office in Hoopeston, Illinois to Capstone Bank, N.A., of Watseka, Illinois. The transaction is subject to approval from the appropriate regulatory agencies and is expected to be completed during the first quarter of 2003.

Although exact terms of the proposed transaction were not disclosed, Larry Huffman, President and CEO of Kankakee Bancorp, Inc., said Capstone Bank is acquiring approximately $19 million in deposits and a loan portfolio of approximately $6 million with this purchase, along with the physical facility.

"Hoopeston has been a solid market for us, but it no longer fits within our strategy" Huffman stated. "This sale will allow us to redeploy resources and to focus on what we have determined over the past year will be our core markets. The sale of this office resulted from our continuing evaluation of our existing branch network and other service delivery systems."

"Our goal was to find a buyer that would support the community and provide a strong banking presence. We are confident," Huffman stated, "that Capstone's acquisition presents a continued commitment to serve the banking needs of Hoopeston and the surrounding community."

Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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